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Exhibit 99.1

                                  NEWS RELEASE
                                    Contact:
                                  Steven Wright
                                  585-264-3186


    PRO-FAC COOPERATIVE TO RESTATE 2003 FISCAL YEAR FINANCIAL STATEMENTS AND
         SUBSEQUENT FIRST AND SECOND QUARTER 2004 FINANCIAL STATEMENTS

Rochester, New York, April 12, 2004 -- Pro-Fac Cooperative, Inc. ( "Pro-Fac or Cooperative") (NASDAQ:PFACP), an agricultural cooperative, reported today that subsequent to the issuance of its financial statements for the year ended June 28, 2003, the Cooperative determined that its equity income from its investment in Birds Eye Holdings LLC ("Birds Eye Holdings" formerly known as Agrilink Holdings LLC) had been recorded incorrectly. The Cooperative expects to record an adjustment to reduce its equity in the net income of Birds Eye Holdings by approximately $300,000 to correct an error related to its calculation of a preferred dividend payable to certain shareholders of Birds Eye Holdings. The Cooperative also expects to record an adjustment to reflect a charge to comprehensive income items of Birds Eye Holdings related primarily to a minimum pension liability of approximately $4,500,000 recorded by Birds Eye Holdings during the fourth quarter ended June 28, 2003, which was not previously recorded by the Cooperative. Because the audit of the financial statements of Birds Eye Holdings has not yet been completed, the Cooperative can only currently estimate the total impact of the anticipated correcting adjustments highlighted above on its previously reported financial results. The impact of the final correcting adjustments may differ from the estimated amounts discussed herein. Accordingly, the Cooperative presently expects that the Cooperative's net income for the 2003 fiscal year will be reduced by approximately $300,000 and that the Cooperative's investment in Birds Eye Holdings, its equity and its comprehensive income will be reduced by approximately $4,800,000. The restatement is not expected to impact the Cooperative's cash flows reported for the 2003 fiscal year. Certain correcting adjustments to the Cooperative's investment in Birds Eye Holdings, its equity and its comprehensive income for the Cooperative's first fiscal quarter ended September 27, 2003 and its second fiscal quarter ended December 27, 2003 are also expected. Presently, it is expected that the Cooperative will record a charge to its comprehensive income of approximately $200,000 for its first fiscal quarter ended September 27, 2003 and a reduction in its investment in Birds Eye Holdings and a reduction in its equity at September 27, 2003 and December 27, 2003 of approximately $5,000,000. The Cooperative does not expect the adjustments to its financial results for its 2004 first and second quarters will impact the Cooperative's cash flows previously reported for those fiscal quarters.

To adjust for these items, Pro-Fac will restate its annual financial statements for its fiscal year ended June 28, 2003 and its quarterly financial statements for its fiscal quarter ended September 27, 2003 and for its fiscal quarter ended December 27, 2003. The restated financial statements are expected to be filed in early May 2004 in a Form 10-K/A with respect to its fiscal year ended June 28, 2003, a Form 10-Q/A with respect to its fiscal quarter ended September 27, 2003 and a Form 10-Q/A with respect to its fiscal quarter ended December 27, 2003.

This press release contains predictions, estimates, and other
"forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. The impact of the final correcting adjustments may differ from the estimated amounts discussed herein.